As filed with the Securities and Exchange Commission on November 2, 2011
Registration No. 333-

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MB FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	36-4460265 (I.R.S. Employer Identification No.)

800 West Madison Street
Chicago, Illinois  60607
(888) 422-6562
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jill E. York
Vice President and Chief Financial Officer
MB Financial, Inc.
6111 N. River Road
Rosemont, Illinois 60018
(847) 653-1992
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:
Craig M. Scheer, P.C.
Silver, Freedman & Taff, L.L.P.
3299 K Street, N.W., Suite 100
Washington, D.C.  20007
(202) 295-4500

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large Accelerated Filer ☑	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities	(2)	(2)	(2)	(2)
Common Stock	(2)	(2)	(2)	(2)
Preferred Stock	(2)	(2)	(2)	(2)
Depositary Shares	(2)(3)	(2)(3)	(2)(3)	(2)
Purchase Contracts	(2)(4)	(2)(4)	(2)(4)	(2)
Warrants	(2)(5)	(2)(5)	(2)(5)	(2)
Rights	(2)(6)	(2)(6)	(2)(6)	(2)
Units	(2)(4)	(2)(4)	(2)(4)	(2)
_____________________
(1)
The securities of each class may be offered and sold by the registrant and/or may be offered and sold, from time to time, by one or more selling securityholders. The selling securityholders may purchase the securities directly from the registrant, or from one or more underwriters, dealers or agents.

(2)
An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee and will pay the registration fee subsequently in advance or on a pay-as-you-go basis, except for filing fees aggregating $1,940 that have already been paid with respect to an aggregate of 1,667,696 shares of the registrant’s common stock covered by prospectus supplement dated November 10, 2010 to the prospectus dated December 19, 2008 included in Registration Statement No. 333-156332 filed on December 19, 2008, which shares remain unsold.  Pursuant to Rule 415(a)(6), the filing fee previously paid in connection with such unsold shares will continue to be applied to such unsold shares, which are being carried forward to this registration statement.

(3)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.
(4)
Purchase contracts may require the holder thereof to purchase or sell: (i) the registrant’s debt securities, common stock, preferred stock or depository shares registered hereby; (ii) securities of an entity unaffiliated with the registrant, a basket of those securities, an index or indices of those securities or any combination of the foregoing; (iii) currencies; or (iv) commodities.  Purchase contracts may be sold separately or as parts of units consisting of a purchase contract and other securities registered hereunder, which may or may not be separable from one another. Each unit will be issued under a unit agreement and will be comprised of one or more of the securities registered hereby.

(5)	Warrants will represent the right to purchase debt securities, shares of common stock or preferred stock or depositary shares registered hereby.
(6)	Rights will represent rights to purchase shares of common stock or other securities registered hereby.

PROSPECTUS

MB FINANCIAL, INC.

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Purchase Contracts
Warrants
Rights
Units

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders referred to in this prospectus or identified by us in the future.  To the extent not described in this prospectus, we will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MBFI.”

You should refer to the risk factors included in our periodic reports, the applicable prospectus supplement and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities. See “Risk Factors” on page 4.

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 2, 2011

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
WHERE YOU CAN FIND MORE INFORMATION	ii
FORWARD-LOOKING STATEMENTS	iii
PROSPECTUS SUMMARY	1
RISK FACTORS	4
USE OF PROCEEDS	4
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENT	4
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF CAPITAL STOCK	15
DESCRIPTION OF SERIES A PREFERRED STOCK	21
DESCRIPTION OF DEPOSITARY SHARES	25
DESCRIPTION OF PURCHASE CONTRACTS	27
DESCRIPTION OF WARRANTS-GENERAL	28
DESCRIPTION OF TREASURY WARRANT	30
DESCRIPTION OF RIGHTS	31
DESCRIPTION OF UNITS	32
DESCRIPTION OF GLOBAL SECURITIES	33
SELLING SECURITYHOLDERS	34
PLAN OF DISTRIBUTION	35
LEGAL MATTERS	37
EXPERTS	37

i

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “MB Financial,” “we,” “us,” “our,” or similar references mean MB Financial, Inc. and its subsidiaries on a consolidated basis.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may offer and sell any combination of the securities identified in this prospectus in one or more offerings.  Each time we offer and sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities.  In addition, under this shelf registration process, selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders.

If there is any inconsistency between the information in this prospectus (including the information incorporated by reference therein) and any prospectus supplement or pricing supplement, you should rely on the information in that prospectus supplement or pricing supplement. You should read both this prospectus and any prospectus supplement and pricing supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC after the date of this prospectus under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and before the date that the offering of securities by means of this prospectus is completed (other than, in each case, documents or portions of documents deemed to have been furnished and not filed in accordance with SEC rules):

•
our Annual Report on Form 10-K for the year ended December 31, 2010, including the portions of our definitive proxy statement on Schedule 14A filed on April 27, 2011 and incorporated into that Form 10-K by reference (File No. 000-24566-01);

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011 (File No. 000-24566-01);

•
our Current Reports on Form 8-K filed on March 1, 2011, March 24, 2011, June 16, 2011, June 23, 2011, June 30, 2011 and August 19, 2011  (as amended on Form 8-K/A filed on October 31, 2011) (File No. 000-24566-01) ; and

•
the description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed on October 9, 2001, and all amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

MB Financial, Inc.
6111 N. River Road
Rosemont, Illinois 60018
(847) 653-1992
Attention: Doria L. Koros, Vice President and Secretary

In addition, we maintain a corporate website, www.mbfinancial.com. We make available, through our website (by clicking “About MB,” then “Investor Relations” and then “SEC Filings”), our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this prospectus.

You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement or pricing supplement. Neither we, nor any selling securityholders, underwriters, dealers or agents, have authorized anyone else to provide you with different information. We and the selling securityholders may only use this prospectus to sell securities if it is accompanied by a prospectus supplement.  These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or pricing supplement is accurate as of any date other than the dates on the front of those documents.

FORWARD-LOOKING STATEMENTS

When used in this prospectus, any prospectus supplement or any document incorporated herein by reference, the words or phrases “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.  These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected revenues, cost savings, synergies and other benefits from our merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (2) the possibility that the expected benefits of the FDIC-assisted transactions we previously completed will not be realized; (3) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, which could necessitate additional provisions for loan losses, resulting both from loans we originate and loans we acquire from other financial institutions; (4) results of examinations by the Office of Comptroller of Currency and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses or write-down assets; (5) competitive pressures among depository institutions; (6) interest rate movements and their impact on customer behavior and net interest margin; (7) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (8) fluctuations in real estate values; (9) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (10) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (11) our ability to access cost-effective funding; (12) changes in financial markets; (13) changes in economic conditions in general and in the Chicago metropolitan area in particular; (14) the costs, effects and outcomes of litigation; (15) new legislation or regulatory changes, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations adopted thereunder, changes in federal and/or state tax laws or interpretations thereof by taxing authorities, changes in laws, rules or regulations applicable to companies that have participated in the TARP Capital Purchase Program of the U.S. Department of the Treasury and other governmental initiatives affecting the financial services industry; (16) changes in accounting principles, policies or guidelines; (17) our future acquisitions of other depository institutions or lines of business; and (18) future goodwill impairment due to changes in our business, changes in market conditions, or other factors.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

 PROSPECTUS SUMMARY

This summary highlights selected information about us and a general description of the securities that may be offered by this prospectus. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities that may be offered, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

MB Financial, Inc.

MB Financial, Inc., a Maryland corporation, is a financial holding company and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  Our primary market is the Chicago metropolitan area, in which we operate approximately 90 banking offices through our bank subsidiary, MB Financial Bank, N.A.  MB Financial Bank also has one banking office in the city of Philadelphia, Pennsylvania.  Through MB Financial Bank, we offer a broad range of financial services, primarily to small and middle market businesses and individuals in the markets that we serve.  Our primary lines of business consist of commercial banking, retail banking and wealth management.   As of September 30, 2011, we had total assets of $9.9 billion, deposits of $7.7 billion, stockholders’ equity of $1.4 billion and $3.6 billion of client assets under administration in our Wealth Management Group (including $2.1 billion in our trust department, $563 million in our broker/dealer subsidiary, Vision Investment Services, Inc., and $945 billion in our majority owned asset management firm, Cedar Hill Associates LLC).

Securities That May Be Offered

General. We and the selling securityholders may use this prospectus to offer debt securities, common stock, preferred stock, depositary shares, purchase contracts, warrants, rights or units in one or more offerings.  A prospectus supplement, which we will provide for each such offering, will describe the amounts, prices and detailed terms of the securities, to the extent not described in this prospectus, and may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus and the documents incorporated by reference.  Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We and the selling securityholders may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.  The common stock, preferred stock, depositary shares and warrants that may be sold by selling securityholders include, but are not limited to, our securities described below under “—Securities Relating to TARP Capital Purchase Program.”

Debt Securities. We and the selling securityholders may sell our debt securities.  Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Common Stock. We and the selling securityholders may sell shares of our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares. We and the selling securityholders may sell shares of our preferred stock in one or more series.  In a prospectus supplement, to the extent not described in this prospectus, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Purchase Contracts. We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of: our debt securities, preferred stock, depositary shares or common stock; securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the foregoing; currencies; or commodities. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, or the price of the other securities, currencies or commodities that are the subject of the contract, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

Warrants. We and the selling securityholders may sell warrants to purchase our debt securities, shares of our preferred stock or shares of our common stock. In a prospectus supplement, to the extent not described in this prospectus, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Rights. We may distribute rights to the holders of our common stock or other securities to purchase a specified number of shares of our common stock or other securities that the holder owns as of record date set by our Board of Directors.  In a prospectus supplement, we will inform you of the exercise price and other specific terms of the rights.

Units. We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

Securities Relating to TARP Capital Purchase Program.  On December 5, 2008, pursuant to the Troubled Asset Relief Program Capital Purchase Program of the United States Department of the Treasury (“Treasury”), we sold to Treasury 196,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), liquidation preference amount $1,000 per share, for an aggregate purchase price of $196.0 million, and concurrently issued to Treasury a ten-year warrant to purchase up to 1,012,048 shares of our common stock at an exercise price of $29.05 per share (the “Treasury Warrant”).  In accordance with the terms of the Treasury Warrant, the number of shares of our common stock underlying the Treasury Warrant was subsequently reduced by 50%, to 506,024 shares, as a result of our having received aggregate gross proceeds of at least $196.0 million from “Qualified Equity Offerings” we completed.  See “Description of Treasury Warrant.”    The issuance of the Series A Preferred Stock and the Treasury Warrant were completed in a private placement to Treasury exempt from the registration requirements of the Securities Act of 1933.

We are required under the terms of the related securities purchase agreement between us and Treasury to register for resale the shares of the Series A Preferred Stock, the Treasury Warrant and the shares of our common stock underlying the Treasury Warrant (the “Treasury Warrant Shares”).  This required registration includes depositary shares, representing fractional interests in the Series A Preferred Stock (“Series A Depositary Shares”), in the event Treasury requests that we deposit the Series A Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the securities purchase agreement.  The shares of our preferred stock, depositary shares, warrants and shares of our common stock covered by this prospectus include the Series A Preferred Stock or any Series A Depositary Shares, the Treasury Warrant and the Treasury Warrant Shares, which may be resold pursuant to this prospectus by Treasury or any person to which Treasury has transferred its registration rights in accordance with the securities purchase agreement between us and Treasury.  See “Selling Securityholders.”  The securities purchase agreement between us and Treasury was included as Exhibit 10.1 to our Annual Report on Form 10-K for the year ended December 31, 2010, which report is incorporated into this prospectus by reference.  See “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sales of the securities offered by this prospectus as set forth in the applicable prospectus supplement.  We will not receive the proceeds from any sales by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENT

Our historical consolidated ratios of earnings to fixed charges and preferred stock dividend requirement for the periods indicated, both including and excluding interest on deposits, are set forth in the table below.  The ratio of earnings to fixed charges and preferred stock dividend requirement is computed by dividing (i) income from continuing operations before income taxes and fixed charges by (ii) the sum of total fixed charges and (pre-tax) preferred stock dividend requirement.  During the periods shown, our only series of preferred stock outstanding was the Series A Preferred Stock, which we issued in the fourth quarter of 2008.  For purposes of computing these ratios, fixed charges excluding interest on deposits represents interest expense on short-term and long-term borrowings and junior subordinated notes and an estimate of the interest component of rental expense and fixed charges including interest on deposits represents interest on deposits plus interest expense on short-term and long-term borrowings and junior subordinated notes and an estimate of the interest component of rental expense.

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirement

Excluding interest on deposits (1)	1.15x	1.24x	1.11x	(1.37)x	0.79x	2.40x	2.97x
Including interest on deposits (2)	1.06x	1.07x	1.03x	0.41x	0.95x	1.35x	1.48x

(1)
The ratios of earnings to fixed charges and preferred stock dividend requirement, excluding interest on deposits, were less than one-to-one for years ended December 31, 2009 and 2008.  Earnings were insufficient to cover fixed charges and preferred stock dividend requirement by $94.7 million and $9.1 million, respectively, for those years.

(2)
The ratios of earnings to fixed charges and preferred stock dividend requirement, including interest on deposits, were less than one-to-one for the years ended December 31, 2009 and 2008.  Earnings were insufficient to cover fixed charges and preferred stock dividend requirement by $94.7 million and $9.1 million, respectively, for those periods.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities or subordinated debt securities, which may be offered by us or by selling securityholders.  Senior debt securities will be issued under an indenture, referred to as the “senior indenture,” between us and a senior indenture trustee to be named in the applicable prospectus supplement. Subordinated debt securities will be issued under a separate indenture, referred to as the “subordinated indenture,” between us and a subordinated indenture trustee to be named in the applicable prospectus supplement. The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939. A copy of the form of each of these indentures is included as an exhibit to the registration statement of which this prospectus is a part.

The following briefly describes the general terms and provisions of the debt securities which may be offered and the indentures governing them. The particular terms of the debt securities offered, and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in a prospectus supplement relating to those securities. The following descriptions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures.

General

The indentures permit us to issue the debt securities from time to time, without limitation as to aggregate principal amount, and in one or more series. The indentures also do not limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. Nothing in the subordinated indenture prohibits the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

Unless we give you different information in the prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “—Subordination” and in the applicable prospectus supplement.

We may issue debt securities if the conditions contained in the applicable indenture are satisfied. These conditions include the adoption of resolutions by our Board of Directors that establish the terms of the debt securities being issued. Any resolution approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, which may include:

•	the title and series designation;

•	the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial issue price of the debt securities which may be issued under the applicable indenture;

•	the principal amount payable, whether at maturity or upon earlier acceleration;

•
whether the principal amount payable will be determined with reference to an index, formula or other method which may be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices;

•	whether the debt securities will be issued as original issue discount securities (as defined below);

•	the date or dates on which the principal of the debt securities is payable;

•	any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

•	the date from which any interest will accrue;

•	any interest payment dates;

•	whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination;

•	the price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

•	the stated maturity date;

•	whether the debt securities are to be issued in global form;

•	any sinking fund requirements;

•	any provisions for redemption, the redemption price and any remarketing arrangements;

•	the denominations of the securities or series of securities;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	any restrictions on the offer, sale and delivery of the debt securities;

•	the place or places where payments or deliveries on the debt securities will be made and may be presented for registration of transfer or exchange;

•	whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•
the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	a description of any documents or certificates that must be received prior to the issuance of any definitive securities;

•
whether and under what circumstances additional amounts will be paid to non-U.S. citizens in connection with any tax, assessment or governmental charge and whether securities may be redeemed in lieu of paying such additional fees;

•	the identity of each security registrar or paying agent (if other than trustee);

•	any provisions granting special rights to securities holders upon the occurrence of specified events;

•	any deletions from, modifications of, or additions to any default events or covenants set forth in the form of indenture;

•	the portion of the principal amount payable upon the declaration of acceleration of the maturity of any securities;

•	the date any bearer securities of or within the series and any temporary global security representing outstanding securities shall be dated, if other than date of original issuance; and

•	any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

The debt securities may be issued as “original issue discount securities” which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. If the maturity of any original issue discount security is accelerated, the amount payable to the holder of the security will be determined by the applicable prospectus supplement, the terms of the security and the relevant indenture, but may be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

Under the indentures, the terms of the debt securities of any series may differ and we may, without the consent of the holders of the debt securities of any series, reopen a previous series of debt securities and issue additional debt securities of that series or establish additional terms of that series.

Please see the prospectus supplement or pricing supplement you have received or will receive for the terms of the specific debt securities we are offering.

You should be aware that special United States Federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations.

Ranking of Debt Securities; Holding Company Structure

Senior Debt Securities.  Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Subordinated Debt Securities.  Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our senior debt, including senior debt securities.  We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to those subordinated debt securities. We will also state in that prospectus supplement limitations, if any, on the issuance of additional senior debt.

Holding Company Structure.  The debt securities will be our exclusive obligations.  We are a holding company and substantially all of our consolidated assets are held by our subsidiary, MB Financial Bank.  Accordingly, our cash flows and our ability to service our debt, including the debt securities, are dependent upon the results of operations of our subsidiaries and the distribution of funds by our subsidiaries to us. Various statutory and regulatory restrictions, however, limit directly or indirectly the amount of dividends our subsidiaries can pay, and also restrict certain subsidiaries from making investments in or loans to us.

Because we are a holding company, the debt securities will be effectively subordinated to all existing and future liabilities, including indebtedness, customer deposits, trade payables, guarantees and lease obligations, of our subsidiaries. Therefore, our rights and the rights of our creditors, including the holders of the debt securities, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors and, if applicable, its depositors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary, in which case our claims would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us.  If a receiver or conservator were appointed for MB Financial Bank, the Federal Deposit Insurance Act recognizes a priority in favor of the holders of withdrawable deposits (including the FDIC as subrogee or transferee) over general creditors.  Claims for customer deposits would have a priority over any claims that we may ourselves have as a creditor of MB Financial Bank.  Unless otherwise specified in the applicable prospectus supplement, the indentures will not limit the amount of indebtedness or other liabilities that we and our subsidiaries may incur.

Registration and Transfer

Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the applicable indenture trustee according to the terms of the applicable indenture and the debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in fully registered form, and in denominations of $1,000 and any integral multiple thereof.

No service charge will be required for any transfer or exchange of the debt securities but we generally may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Payment and Place of Payment

We will pay or deliver principal and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Global Securities

Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.  See “Description of Global Securities.”

Redemption and Repurchase

The debt securities of any series may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement and pricing supplement, if any.

Conversion or Exchange Rights

If debt securities may be convertible into or exchangeable for shares of our equity securities or other securities, the terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

•	events requiring adjustment to the conversion or exchange price;

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

•	any anti-dilution provisions, if applicable.

Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection

Unless otherwise stated in the prospectus supplement relating to a series of debt securities, the indentures will not limit the amount of indebtedness, guarantees or other liabilities that we and our subsidiaries may incur and will not prohibit us or our subsidiaries from creating or assuming liens on our properties, including the capital stock of MB Financial Bank and any other subsidiary. Unless otherwise provided in the related prospectus supplement, the indentures will not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and will not contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event we undergo a takeover, recapitalization or similar restructuring or change in control.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following are events of default under the senior indenture with respect to the senior debt securities and under the subordinated indenture with respect to the subordinated debt securities:

•	default in the payment of any principal or premium or make-whole amount, if any, on the debt securities when due;

•	default in the payment of any interest on the debt securities, or of any coupon pertaining thereto, when due, which continues for 30 days;

•	default in the deposit of any sinking fund payment on the debt securities when due;

•
default in the performance or breach of any other obligation contained in the applicable indenture for the benefit of that series of debt securities (other than defaults or breaches otherwise specifically addressed), which continues for 90 days after written notice of the default or breach;

•	specified events in bankruptcy or insolvency of MB Financial, Inc.; and

•	any other event of default provided with respect to the debt securities of any series.

Unless otherwise indicated in the applicable prospectus supplement, if an event of default occurs and is continuing for any series of senior debt securities, unless the principal amount of all senior debt securities of that particular series has already become due and payable, the indenture trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities of that series, to be immediately due and payable.

Unless otherwise indicated in the applicable prospectus supplement, no event of default described in the first, second, third, fourth or sixth bullet points above will permit acceleration of the payment of the principal of the subordinated debt securities.  Unless otherwise indicated in the applicable prospectus supplement, if an event of default described under the fifth bullet point above shall have occurred and be continuing, unless the principal amount of all the subordinated debt securities of a particular series has already become due and payable, the indenture trustee or the holders of not less than 25% in aggregate principal amount of the subordinated debt securities of that series may declare all amounts or any lesser amount provided for in the subordinated debt securities of that series to be immediately due and payable.

At any time after the applicable indenture trustee or the holders have accelerated a series of debt securities, but before the applicable indenture trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

•	in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the applicable indenture and the trustee may take other actions, other than those that might lead to personal liability, not inconsistent with the direction. Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the indenture trustee is entitled to receive from those holders security or indemnity satisfactory to the indenture trustee against the costs, expenses and liabilities which it might incur in complying with any direction.

A holder of any debt security of any series will have the right to institute a proceeding with respect to the applicable indenture or for any remedy under the indenture, if:

•	that holder previously gives to the indenture trustee written notice of a continuing event of default with respect to debt securities of that series;

•
the holders of not less than 25% in principal amount of the outstanding securities of that series have made written request and offered the indenture trustee indemnity satisfactory to the indenture trustee to institute that proceeding as indenture trustee;

•	the indenture trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the request; and

•	the indenture trustee fails to institute the proceeding within 60 days.

However, the holder of any debt security or coupon has the right to receive payment of the principal of (and premium or make-whole amount, if any) and interest on, and any additional amounts in respect of, such debt security or payment of such coupon on the respective due dates (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment.

We are required to furnish to the indenture trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance of which we are aware.

Modification and Waiver

Unless otherwise indicated in the applicable prospectus supplement, MB Financial, Inc. and the applicable indenture trustee may amend and modify each indenture or debt securities under that indenture with the consent of holders of at least a majority in principal amount of each series of all outstanding debt securities then outstanding under the indenture affected. However, without the consent of each holder of any debt security issued under the applicable indenture, we may not amend or modify that indenture to:

•	change the stated maturity date of the principal of (or premium or make-whole amount, if any, on), or any installment of principal or interest on, any debt security issued under that indenture;

•
reduce the principal amount of or any make-whole amount, the rate of interest on or any additional amounts payable in respect thereof, or any premium payable upon the redemption of any debt security issued under that indenture;

•	reduce the amount of principal of an original issue discount security or make-whole amount, if any, issued under that indenture payable upon acceleration of its maturity or provable in bankruptcy;

•	change the place or currency of payment of principal or any premium or any make-whole amount or interest on any debt security issued under that indenture;

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security issued under that indenture;

•
reduce the percentage in principal amount of debt securities of any series issued under that indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

•	make any change that adversely affects the right to convert or exchange any security or decrease the conversion/exchange rate or increase the conversion/exchange price.

The holders of at least a majority in principal amount of the outstanding debt securities of any series issued under that indenture may, with respect to that series, waive past defaults under the indenture, except as described under “—Events of Default.”

Unless otherwise indicated in the applicable prospectus supplement, we and the applicable indenture trustee may also amend and modify each indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to MB Financial, Inc.;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

•
to change or eliminate any of the provisions of the applicable indenture in respect of any series of debt securities, so long as any such change or elimination will become effective only in respect of any series of securities when there is no outstanding security of that series which is entitled to the benefit of that provision;

•	to establish the form or terms of debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor indenture trustee;

•
to cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect by the actions taken to cure, correct or supplement a provision in an indenture;

•	to secure securities;

•	to provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities;

•
to close the indenture with respect to the authentication and delivery of additional series of securities or to qualify or maintain qualifications of the applicable indenture under the Trust Indenture Act; or

•
to supplement any of the provisions of an indenture as is necessary to permit or facilitate the defeasance or discharge of any series of securities under specified provisions of the indenture, provided that any such action shall not adversely affect the interests of the holders of securities of such series or any other series of securities under the indenture in any material respect.

Voting

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, of the aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•
the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Consolidation, Merger and Sale of Assets

Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:

(i) the resulting corporation, if other than MB Financial, Inc., is a corporation organized and existing under the laws of the United States of America or any U.S. state or the District of Colombia and expressly assumes all of our obligations to (1) pay or deliver the principal and any premium or make-whole amount, if any, and any interest on, the debt securities and to (2) perform and observe all of our other obligations under the indentures and supplemental indentures; and

(ii) immediately after giving effect to the transaction, no event of default under the indenture, and no event that, after notice or the lapse of time, or both, would become an event of default under the indenture, shall have occurred and be continuing.

The indentures do not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

International Offering

If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement whether our debt securities issued outside the United States: (1) may be subject to certain selling restrictions; (2) may be listed on one or more foreign stock exchanges; and (3) may have special United States tax and other considerations applicable to an offering outside the United States.

Defeasance

We may terminate or “defease” our obligations under the applicable indenture with respect to the debt securities of any series by taking the following steps:

(1)           depositing irrevocably with the indenture trustee an amount, which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the debt securities:

•	in the case of debt securities denominated in U.S. dollars, U.S. dollars or U.S. government obligations;

•
in the case of debt securities denominated in a foreign currency, of money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

•	a combination of money and U.S. government obligations or foreign government obligations, as applicable;

(2)           delivering:

•	an opinion of independent counsel that the holders of the debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

•	an opinion of independent counsel that registration is not required under the Investment Company Act of 1940;

•	an opinion of counsel as to certain other matters;

•	officers’ certificates certifying as to compliance with the applicable indenture and other matters; and

(3)           paying all other amounts due under the indenture.

Further, the defeasance cannot cause an event of default under the indenture or any other material agreement or instrument and no event of default under the indenture can exist at the time the defeasance occurs.

Subordination

The subordinated debt securities will be subordinated in right of payment to all “senior debt,” as defined in the subordinated indenture. In certain circumstances relating to our liquidation, dissolution, receivership, reorganization, insolvency or similar proceedings, the holders of all senior debt will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities.

In addition, we may make no payment on the subordinated debt securities in the event:

•	there is an event of default with respect to any senior debt which permits the holders of that senior debt to accelerate the maturity of the senior debt; and

•	the default is the subject of judicial proceedings or we receive notice of the default from an authorized person under the subordinated indenture.

By reason of this subordination in favor of the holders of senior debt, in the event of an insolvency our creditors who are not holders of senior debt or the subordinated debt securities may recover less, proportionately, than holders of senior debt and may recover more, proportionately, than holders of the subordinated debt securities. Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, “senior debt” is defined in the subordinated indenture as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to MB Financial, Inc. whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of MB Financial, Inc. for money borrowed, whether any such indebtedness exists as of the date of the indenture or is created, incurred, assumed or guaranteed after such date:

(i)
any debt (a) for money borrowed by MB Financial, Inc., or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure obligations of MB Financial, Inc., or to secure the payment of revenue bonds issued for the benefit of MB Financial, Inc. whether contingent or otherwise;

(ii)	any debt of others described in the preceding clause (i) which MB Financial, Inc. has guaranteed or for which it is otherwise liable;

(iii)	the obligation of MB Financial, Inc. as lessee under any lease of property which is reflected on MB Financial, Inc.’s balance sheet as a capitalized lease; and

(iv)	any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i), (ii) and (iii).

“Senior debt” does not include (1) any such indebtedness, obligation or liability referred to in clauses (i) through (iv) above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities, or ranks pari passu with the subordinated debt securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of MB Financial, Inc. to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated, (3) any indebtedness to a subsidiary of MB Financial, Inc. and (4) the subordinated debt securities.

The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

Restrictive Covenants

The indentures do not contain any significant restrictive covenants. The prospectus supplement relating to a series of senior or subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the applicable indenture.

Governing Law

Unless indicated otherwise in the applicable prospectus supplement, the indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

•	70,000,000 shares of common stock, par value $.01 per share; and

•	1,000,000 shares of preferred stock, par value $.01 per share.

Our charter authorizes our Board of Directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares.  Our charter provides by its terms that it may be amended by action of our Board of Directors without a stockholder vote to change the number of shares of authorized capital stock.  As of November 2, 2011, there were 54,824,108 shares of our common stock issued and 54,670,965 shares outstanding and 196,000 shares of our preferred stock issued and outstanding, all of which consisted of our Series A Preferred Stock.

In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our charter and bylaws and to applicable Maryland law.

Common Stock

General. Except as described below under “—Anti-takeover Effects –Voting Limitation,” each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. There are no cumulative voting rights. Subject to preferences to which holders of the Series A Preferred Stock and any other shares of preferred or other stock then outstanding may be entitled, holders of our common stock will be entitled to receive ratably any dividends that may be declared from time to time by our Board of Directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of the Series A Preferred Stock and any other series of our preferred or other stock then outstanding.  Holders of our common stock have no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions that apply to our common stock.  The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of our Series A Preferred Stock (see “Description of Series A Preferred Stock”) and the shares of any other series of preferred or other stock that we may issue in the future.

Restrictions on Dividends and Repurchases Under Agreement with Treasury.  The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) December 5, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock (we currently pay a quarterly dividend on our common stock of $0.18 per share) or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock, other than the Series A Preferred Stock, or trust preferred securities.

Preferred Stock-General

The following summary contains a description of the general terms of the preferred stock that we may issue, other than the Series A Preferred Stock, the terms of which are described under “Description of Series A Preferred Stock.”  The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the articles supplementary with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.

Overview.  We are currently authorized under our charter to issue up to 1,000,000 shares of preferred stock, par value $0.01, in one or more series.  Our Board of Directors may issue at any time, and from time to time, shares of preferred stock with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as are stated and expressed in the Board resolution providing for the issuance.  Therefore, without stockholder approval (except as provided under the terms of the Series A Preferred Stock (see “Description of Series A Preferred Stock”) or as may be required by the rules of The NASDAQ Stock Market or any other exchange or market on which our securities may then be listed or quoted), our Board of Directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control.  See “—Anti-Takeover Effects – Authorized Shares.”

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock or, in the case of the Series A Preferred Stock, as described under “Description of Series A Preferred Stock.” You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation of the series of preferred stock and the number of shares offered;

•	the amount of liquidation preference per share, if any;

•	the price at which the preferred stock will be issued;

•
the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to cumulate;

•	any listing of the preferred stock being offered on any securities exchange or other securities market;

•	any voting rights;

•	any redemption or sinking fund provisions;

•	any conversion provisions;

•	whether interests in the preferred stock being offered will be represented by depositary shares; and

•	any other specific terms of the preferred stock being offered.

Upon our receipt of the full specified purchase price, the preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

Rank.  Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon our liquidation, winding up and dissolution, rank:

•
senior to our common stock and all classes and series of other stock issued by us the terms of which specifically provide that such other stock will rank junior to the preferred stock (referred to as the “junior securities”);

•
equally with all other classes and series of stock issued by us the terms of which specifically provide that such stock will rank equally with the preferred stock (referred to as the “parity securities”); and

•	junior to all other classes and series of stock issued by us the terms of which specifically provide that such stock will rank senior to the preferred stock.

The terms of the Series A Preferred Stock provide that we must obtain the approval of the holders of at least 66 2/3% of the outstanding shares of the Series A Preferred Stock in order to amend our charter or the articles supplementary to our charter for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or payments upon our liquidation, dissolution or winding up.  Dividends are payable quarterly on the Series A Preferred Stock at a rate of 5% per annum from the date of issuance through but excluding February 15, 2014 and at a rate of 9% per annum on and after February 15, 2014.  The Series A Preferred Stock has a liquidation preference of $1,000 per share, plus any accrued but unpaid dividends on the Series A Preferred Stock.  See “Description of Series A Preferred Stock.”

Dividends.  Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our Board of Directors, cash dividends at such rates and on such dates described, if any, in the applicable prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our Board of Directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our Board of Directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Rights Upon Liquidation.  If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the applicable prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a holding company, our rights and the rights of our creditors and of our stockholders, including the holders of any shares of preferred stock then outstanding, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption.  We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option or at the option of the holder of the stock.  In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined by our Board of Directors to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights.  Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our charter.

Series A Preferred Stock

For a description of the terms of the Series A Preferred Stock, see “Description of Series A Preferred Stock.”

Anti-takeover Effects

The provisions of our charter and bylaws summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares.  Our charter currently authorizes the issuance of 70,000,000 shares of common stock and 1,000,000 shares of preferred stock.  Our charter authorizes our Board of Directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares.  We are authorized under our charter to issue additional shares of capital stock, up to the amount authorized, generally without stockholder approval.  In addition, our charter provides by its terms that it may be amended by our Board of Directors, without a stockholder vote, to change the number of shares of capital stock authorized.  The unissued shares of stock the Board is authorized to issue provide our Board with as much flexibility as possible to effect financings, acquisitions and other transactions.  However, these additional authorized shares may also be used by the Board of Directors, consistent with its fiduciary duties, to deter future attempts to gain control of us.  The Board of Directors also has sole authority to determine the terms of any one or more series of preferred or other stock, including voting rights, conversion rates, and liquidation preferences.  As a result of the ability to fix voting rights for a series of preferred or other stock, the Board has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred or other stock to persons friendly to the incumbent management and directors in order to attempt to block a tender offer, merger or other unsolicited transaction by which a third party seeks to acquire control of us.

Voting Limitation.   Our charter generally prohibits any stockholder that beneficially owns more than 14.9% of the outstanding shares of our common stock from voting shares in excess of this limit.  This provision would limit the voting power of a beneficial owner of more than 14.9% of the outstanding shares of our common stock in a proxy contest or on other matters on which such person is entitled to vote.

The Maryland General Corporation Law contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which we have done pursuant to our bylaws. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of our common stock. Though not anticipated, we could decide to become subject to the Maryland control share acquisition statute by amending our bylaws to eliminate the opt-out provision.  See “—Amendment of Charter and Bylaws.”

Board of Directors.  Except with respect to any directors who may be elected by the holders of any class or series of preferred or other stock, our Board of Directors is currently divided into three classes, each of which contains approximately one-third of the members of the Board.  Effective June 15, 2011, following the approval by our stockholders at our 2011 annual meeting of our stockholders, our charter was amended to declassify the Board. As a result, our directors will be elected to one-year terms starting with our 2012 annual meeting of stockholders.  The declassification will be phased-in, so that the existing terms of directors elected prior to the 2012 annual meeting of stockholders will not be shortened.  Accordingly, directors elected at the 2011 annual meeting (whose terms will expire at the 2014 annual meeting of stockholders) and directors elected prior to the 2011 annual meeting whose terms will expire at the 2013 annual meeting of stockholders, will continue to serve until the end of their terms.  Beginning with the 2014 annual meeting of stockholders, the entire Board will be elected annually.  Our charter provides that stockholders may not cumulate their votes in the election of directors.

Our charter provides that the number of our directors may be changed from time to time by a majority of the whole Board (meaning the total number of directors we would have if there were no vacancies on the Board).  MB Financial, Inc. currently has ten directors.  Our charter and bylaws provide that, subject to the rights of the holders of any series of preferred or other stock then outstanding, vacancies in the Board of Directors may be filled by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office until the next annual meeting of stockholders.  Our charter further provides that, subject to the rights of the holders of any series of preferred or other stock then outstanding, directors may be removed from office only for cause and only by the vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The foregoing description of our Board of Directors does not apply with respect to directors that may be elected by the holders of the Series A Preferred Stock in the event we do not pay dividends on the Series A Preferred Stock for six or more dividend periods.  See “Description of Series A Preferred Stock—Voting Rights.”

Special Meetings of Stockholders.  Our bylaws provide that special meetings of stockholders may be called by our Board of Directors by vote of a majority of the whole Board.  Our bylaws also provide that a special meeting of stockholders shall be called by on the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Action by Stockholders Without A Meeting.  Our bylaws provide that, except as described in the following sentence, any action required or permitted to be taken at a meeting of stockholders may instead be taken without a meeting if a unanimous written consent which sets forth the action is signed by each stockholder entitled to vote on the matter. The bylaws also provide that, unless our charter provides otherwise, the holders of any class of our stock, other than common stock, that is entitled to vote generally in the election of directors may act by written consent without a meeting if the consent is signed by the holders entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting of stockholders.

Business Combinations With Certain Persons.  Our charter provides that certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested stockholders” of MB Financial, Inc. require, in addition to any vote required by law, the approval of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors that is not beneficially owned by the interested stockholder in question, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested stockholder” generally means a person who is a greater than 14.9% stockholder of MB Financial, Inc. or who is an affiliate of MB Financial, Inc. and at any time within the past two years was a greater than 14.9% stockholder of MB Financial, Inc.

The Maryland General Corporation Law contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (i) the transaction has been recommended by the board of directors and (ii) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.  We have opted-out of the Maryland business combination statute through a provision in our charter.

Prevention of Greenmail.  Our charter generally prohibits us from acquiring any of our own equity securities from a beneficial owner of 5% or more of our voting stock unless: (i) the acquisition is approved by the holders of a majority of our voting stock not owned by the seller, voting together as a single class; (ii) the acquisition is made as part of a tender or exchange offer by us or a subsidiary of ours to purchase securities of the same class on the same terms to all holders of such securities; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of our Board of Directors, including a majority of the disinterested directors; or (iv) the acquisition is at or below the market price of our common stock and is approved by a majority of our Board of Directors, including a majority of the disinterested directors.

Amendment of Charter and Bylaws.   Our charter generally may be amended upon approval by the Board of Directors and the holders of a majority of the outstanding shares of our common stock.  Our charter provides by its terms that it may be amended by our Board of Directors, without a stockholder vote, to change the number of shares of capital stock authorized for issuance.

Our bylaws may be amended either by the Board of Directors, by a vote of a majority of the whole Board, or by our stockholders, by the vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Advance Notice Provisions.   Our bylaws provide that we must receive written notice of any stockholder proposal for business at an annual meeting of stockholders not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal must be received by MB Financial no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first.

Our bylaws also provide that we must receive written notice of any stockholder director nomination for a meeting of stockholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice of the nomination must be received by the secretary no later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first.

Transfer Agent

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

DESCRIPTION OF SERIES A PREFERRED STOCK

This section summarizes specific terms and provisions of the Series A Preferred Stock.  The description of the Series A Preferred Stock contained in this section is qualified in its entirety by the actual terms of the Series A Preferred Stock, as are stated in the articles supplementary to our charter, included as Exhibit 3.1A to our Annual Report on Form 10-K for the year ended December 31, 2010, which report is incorporated by reference into this prospectus.  See “Where You Can Find More Information.”

General

The Series A Preferred Stock constitutes a single series of our preferred stock, consisting of 196,000 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share.  The Series A Preferred Stock has no maturity date.  We issued the shares of Series A Preferred Stock to Treasury on December 5, 2008 in connection with the TARP Capital Purchase Program for a purchase price of $196.0 million.  Pursuant to the securities purchase agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued.  See “Description of Depositary Shares—Series A Depositary Shares.”

Dividends

Rate. Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from December 5, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014).  Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009.  Each dividend is payable to holders of record as they appear on our stock register on the applicable record date, which is the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date.  Each period from and including a dividend payment date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a “dividend period.”  Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months.  If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend.

Dividends on the Series A Preferred Stock are cumulative.  If for any reason our Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above.  There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Priority of Dividends.  So long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of MB Financial, Inc.  We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of MB Financial, Inc., in each case without regard to whether dividends accrue cumulatively or non-cumulatively.  We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of our assets or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on unpaid dividends).  To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of us with another entity nor a sale, lease or exchange of all or substantially all of our assets will constitute a liquidation, dissolution or winding up of our affairs.

Redemption and Repurchases

Subject to the prior approval of the Federal Reserve, the Series A Preferred Stock is redeemable at our option in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends (including dividends accrued on unpaid dividends) to but excluding the date of redemption, provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date, and provided further that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to February 15, 2012) only if (i) we have, or our successor following a business combination with another entity which also participated in the TARP Capital Purchase Program has, raised aggregate gross proceeds in one or more Qualified Equity Offerings of at least the Minimum Amount and (ii) the aggregate redemption price of the Series A Preferred Stock does not exceed the aggregate net proceeds from such Qualified Equity Offerings by us and any successor.  The “Minimum Amount” means $49.0 million plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP Capital Purchase Program, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to Treasury.  A “Qualified Equity Offering” is defined as the sale for cash by MB Financial, Inc. (or its successor) of preferred stock or common stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption.  Each notice of redemption given to a holder of Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.  In the case of a partial redemption of the Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our Board of Directors determines to be fair and equitable.

The securities purchase agreement between us and Treasury provides that so long as Treasury continues to own any shares of Series A Preferred Stock, we may not repurchase any shares of Series A Preferred Stock from any other holder of such shares unless we offer to repurchase a ratable portion of the shares of Series A Preferred Stock then held by the Treasury on the same terms and conditions.

Subsequent to our issuance of the Series A Preferred Stock, legislation was enacted that provides that subject to consulting with the appropriate federal banking agency (the Federal Reserve Board in our case), Treasury must permit repayment of funds provided under the TARP Capital Purchase Program without regard to whether the institution which received the funds has replaced the funds from any other source.

Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A Preferred Stock.

No Conversion Rights

Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Maryland law.

Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of MB Financial, Inc. will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.

No person may be elected as Preferred Director who would cause us to violate any corporate governance requirements of the NASDAQ Stock Market or any other securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends”) upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter.  We currently have no outstanding shares of Voting Parity Stock.

In addition to any other vote or consent required by Maryland law or by our charter, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:

•
amend our charter or the articles supplementary for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of MB Financial, Inc.; or

•
amend our charter or the articles supplementary for the Series A Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•
consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of MB Financial, Inc. with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which MB Financial, Inc. is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of the Series A Preferred Stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

DESCRIPTION OF DEPOSITARY SHARES

We or the selling securityholders may offer depositary shares, which will be evidenced by depositary receipts, representing fractional interests in shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary, which will be named in the applicable prospectus supplement. The following briefly summarizes the anticipated material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement and except as may be provided otherwise under the terms of any depositary arrangement entered into for the Series A Preferred Stock.  See “—Series A Depositary Shares.”  This description is subject to, and qualified in its entirety by reference to, all provisions of the applicable deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company or an affiliate of a bank or trust company  we select and that has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by the holders.

In the case of a distribution other than in cash, the preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to receive it. If the preferred stock depositary determines that it is not feasible to make such a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

The amounts distributed in any such distribution, whether in cash or otherwise, will be reduced by any amount required to be withheld by us or the preferred stock depositary on account of taxes.

Redemption, Conversion and Exchange of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of that series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method, in each case as we may determine.

If a series of preferred stock represented by depositary shares is to be converted or exchanged, the holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts.

After the redemption, conversion or exchange date, the depositary shares called for redemption, conversion or exchange will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption, conversion or exchange.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares relating to that series of preferred stock. Each record holder of the depositary receipts on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. The preferred stock depositary will try, if practical, to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing those preferred shares.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary receipts will not be effective unless the amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the applicable deposit agreement, as amended.

We may direct the preferred stock depositary to terminate the applicable deposit agreement at any time by mailing notice of termination to the record holders of the depositary receipts then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the preferred stock depositary will deliver to each holder of depositary receipts, upon surrender of those receipts, such number of whole shares of the series of preferred stock represented by the depositary shares together with cash in lieu of any fractional shares, to the extent we have deposited cash for payment in lieu of fractional shares with the preferred stock depositary. In addition, the deposit agreement will automatically terminate if:

•	all of the shares of the preferred stock deposited with the preferred stock depositary have been withdrawn, redeemed, converted or exchanged; or

•	there has been a final distribution in respect of the deposited preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the preferred stock depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. The successor preferred stock depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the preferred stock depositary will be liable if we are or the preferred stock depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the applicable deposit agreement. Our obligations and the obligations of the preferred stock depositary under the applicable deposit agreement will be limited to performance in good faith of the duties under the deposit agreement and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Series A Depositary Shares

Pursuant to the securities purchase agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued (sometimes referred to in this prospectus as the “Series A Depositary Shares”).  The Shares of Series A Preferred Stock would be held by a depositary reasonably acceptable to Treasury.  The fractional amount per share of Series A Preferred Stock and the specific terms of the depositary arrangement would be described in a prospectus supplement.  The actual terms of any such depositary arrangement for the Series A Preferred Stock would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus.   See “Where You Can Find More Information.”

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of:

•	our debt securities, preferred stock, depositary shares or common stock;

•	securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the foregoing;

•	currencies; or

•	commodities.

The price of our debt securities, the per share of our common stock, preferred stock or depositary shares, or the price of the other securities, currencies or commodities that are the subject of the contract, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•
whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock, preferred stock or depositary shares, or other securities, currencies or commodities, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our debt securities, common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;and

•	whether the purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF WARRANTS-GENERAL

We may issue warrants for the purchase of our debt securities, or shares of our common stock or preferred stock or depositary shares, and these warrants may be offered by us or by selling securityholders.  Warrants may be issued independently or together with any of our debt securities, shares of common stock or preferred stock or depositary shares offered by any prospectus supplement and may be attached to or separate from the shares of common stock or preferred stock or depositary shares. The warrants may be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following outlines the some of the anticipated general terms and conditions of the warrants.  Further terms of the warrants and any applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement is subject to and qualified in its entirety by reference to the actual terms and provisions of the warrants and any applicable warrant agreement.

While the warrants covered by this prospectus include the warrant we issued to Treasury as part of the TARP Capital Purchase Program, the description in this section is not applicable to that warrant.  For a description of the warrant we issued to Treasury, see “Description of Treasury Warrant.”

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•
the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of any debt warrants and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares purchasable upon exercise of any common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;

•
the designation, number of shares and terms of the preferred stock purchasable upon exercise of any preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;

•	if applicable, the date on and after which the warrants and the related common stock or preferred stock will be separately transferable;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	whether the warrants will be issued in registered or bearer form; and

•	any other terms of the warrants.

If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise.

Exercise of Warrants

Each warrant will entitle the holder to purchase such principal amount of debt securities or such number of shares of common stock or preferred stock or depositary shares at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant. Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by us, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of the certificate evidencing such warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of common stock or preferred stock or depositary shares purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of common stock or preferred stock or depositary shares purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each warrant will be subject to adjustment in certain events, including:

•	the issuance of the stock dividend to holders of common stock or preferred stock, respectively;

•	a combination, subdivision or reclassification of common stock or preferred stock, respectively; or

•	any other event described in the applicable prospectus supplement.

In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. We also may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of MB Financial, Inc. as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

DESCRIPTION OF TREASURY WARRANT

This section summarizes specific terms and provisions of the warrant we issued to Treasury on December 5, 2008 concurrent with our sale to Treasury of 196,000 shares of Series A Preferred Stock pursuant to the TARP Capital Purchase Program (the “Treasury Warrant”). The description of the Treasury Warrant contained in this section is qualified in its entirety by the actual terms of the Treasury Warrant, included as Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2010, which report is incorporated by reference into this prospectus.  See “Where You Can Find More Information.”

General

The Treasury Warrant initially gave the holder the right to purchase up to 1,012,048 shares of our common stock at an exercise price of $29.05 per share.  The Treasury Warrant expires on December 5, 2018.  The exercise price may be paid (i) by having us withhold from the shares of common stock that would otherwise be issued to the Treasury Warrant holder upon exercise, a number of shares of common stock having a market value equal to the aggregate exercise price or (ii) if both we and the Treasury Warrant holder consent, in cash.

Reduction in Number of Shares

The terms of the Treasury Warrant provided that if we (or any successor to us by a business combination) completed one or more Qualified Equity Offerings (as defined under “Description of Series A Preferred Stock-Redemption and Repurchases”) prior to December 31, 2009 resulting in aggregate gross proceeds of at least $196.0 million (plus the aggregate liquidation preference amount of any preferred stock issued to Treasury by a successor to us), the number of shares of common stock underlying the Treasury Warrant then held by Treasury would  be reduced by 50%.  In accordance with this provision, the number of shares of common stock underlying the Treasury Warrant has been reduced to 506,024 shares as a result of our having received aggregate gross proceeds of at least $196.0 million from Qualified Equity Offerings we completed.  The number of shares subject to the Treasury Warrant are subject to further adjustment as described below under “—Other Adjustments.”

Transferability

The Treasury Warrant is not subject to any restrictions on transfer.

Voting of Treasury Warrant Shares

Treasury has agreed that it will not vote any of the shares of common stock that it acquires upon exercise of the Treasury Warrant.  This does not apply to any other person who acquires any portion of the Treasury Warrant, or the shares of common stock underlying the Treasury Warrant, from Treasury.  Our charter provides, however, that any person who beneficially owns shares of our common stock in excess of 14.9% of the outstanding shares may not vote the excess shares.  See “Description of Capital Stock—Anti-Takeover Effects-Voting Limitation.”

Other Adjustments

The exercise price of the Treasury Warrant and the number of shares underlying the Treasury Warrant automatically adjust upon the following events:

•	any stock split, stock dividend, subdivision, reclassification or combination of our common stock;

•
until the earlier of (i) the date on which Treasury no longer holds any portion of the Treasury Warrant and (ii) December 5, 2011, issuance of our common stock (or securities convertible into our common stock) for consideration (or having a conversion price per share) less than 90% of then current market value, except for issuances in connection with benefit plans, business acquisitions and public or other broadly marketed offerings;

•	a pro rata repurchase by us of our common stock; or

•
a determination by our Board of Directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the Board, to protect the purchase rights of the Treasury Warrant holders.

In addition, if we declare any dividends or distributions on our common stock other than our historical, ordinary cash dividends, dividends paid in our common stock and other dividends or distributions covered by the first bullet point above, the exercise price of the Treasury Warrant will be adjusted to reflect such distribution.

In the event of any merger, consolidation, or other business combination to which we are a party, the right of the holder of the Treasury Warrant to receive shares of our common stock upon exercise of the warrant will be converted into the right to exercise the warrant to acquire the number of shares of stock or other securities or property (including cash) which the common stock issuable upon exercise of the warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination.  For purposes of the provision described in the preceding sentence, if the holders of our common stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the holder of the Treasury Warrant will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the common stock who affirmatively make an election.

No Rights as Stockholders

The warrant does not entitle its holder to any of the rights of a stockholder of MB Financial, Inc. prior to exercise.

DESCRIPTION OF RIGHTS

This section describes the general terms of the rights to purchase common stock or other securities that we may offer using this prospectus.  Further terms of the rights will be stated in the applicable prospectus supplement. The following description and any description of the rights in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the rights.

Rights may be issued independently or together with any other security and may or may not be transferable.  As part of the rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering.  The prospectus supplement relating to any rights we offer will describe the specific terms of the offering and the rights, including:

•	the record date for determining security holders entitled to the rights distribution;

•	the number of rights issued and the number of shares of common stock or other securities that may be purchased upon exercise of the rights;

•	the exercise price of the rights;

•	the steps required to exercise the rights;

•	the date on which the rights will become effective and the date on which the rights will expire;

•	whether the rights will include oversubscription rights, so that the holder may purchase more securities if other holders do not purchase their full allotments;

•
whether we intend to sell the shares of common stock or other securities that are not purchased in the offering to an underwriter or other purchaser under a contractual standby commitment or other arrangement;

•	our ability to withdraw or terminate the rights offering prior to the expiration date of the rights; and

•	any material U.S. Federal income tax consequences.

Prior to the exercise of their rights, holders of rights will not have any of the rights of holders of the securities purchasable upon the exercise of the rights, and will not be entitled to, among other things, vote or receive dividend payments or other distributions on the securities purchasable upon exercise.

DESCRIPTION OF UNITS

Units will consist of any combination of one or more of the other types of securities described in this prospectus. The applicable prospectus supplement or supplements will also describe:

•
the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

•	any additional terms of the agreement governing the units;

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units; and

•	whether the units will be issued in fully registered form.

The terms and conditions described under “Description of Debt Securities,” “Description of Warrants-General” and “Description of Capital Stock” will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement.

We will issue the units under one or more unit agreements to be entered into between us and a unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

DESCRIPTION OF GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, we may issue the securities in the form of one or more fully registered global securities that will be deposited with a depository or its nominee identified in the applicable prospectus supplement and registered in the name of that depository or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depository for the registered global security, the nominees of the depository or any successors of the depository or those nominees.

If not described below, any specific terms of the depository arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depository arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depository or persons that may hold interests through participants. Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited.

Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depository, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depository, or its nominee, is the registered owner of a registered global security, that depository or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to other securities represented by a registered global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the registered global security. None of MB Financial, Inc., the trustees, the warrant agents or any preferred stock depositary, as applicable, will have any responsibility or liability for any aspect of the records relating to or the payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depository for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depository for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depository registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depository. In addition, under the terms of the indenture for any debt securities, we may at any time and in our sole discretion decide not to have any of such securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depository would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depository gives to the applicable trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depository’s instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depository.

SELLING SECURITYHOLDERS

On December 5, 2008, pursuant to the TARP Capital Purchase Program, we sold to Treasury 196,000 shares of our Series A Preferred Stock, for an aggregate purchase price of $196.0 million, and concurrently issued to Treasury the Treasury Warrant, a ten-year warrant to purchase up to 1,012,048 shares of our common stock (subsequently reduced to 506,024 shares) at an exercise price of $29.05 per share, subject to adjustment as described under “Description of Treasury Warrant.”  The issuance of the Series A Preferred Stock and the Treasury Warrant were completed in a private placement to Treasury exempt from the registration requirements of the Securities Act of 1933.

We are required under the terms of the related securities purchase agreement between us and Treasury to register for resale the shares of the Series A Preferred Stock, the Treasury Warrant and the shares of our common stock underlying the Treasury Warrant (sometimes referred to in this prospectus as the “Treasury Warrant Shares”).  This required registration includes depositary shares, representing fractional interests in the Series A Preferred Stock (sometimes referred to in this prospectus as the “Series A Depositary Shares”), in the event Treasury requests that we deposit the Series A Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the securities purchase agreement.  The shares of our preferred stock, depositary shares, warrants and shares of our common stock covered by this prospectus include the Series A Preferred Stock or any Series A Depositary Shares, the Treasury Warrant and the Treasury Warrant Shares, which may be resold pursuant to this prospectus by Treasury or any person to which Treasury has transferred its registration rights in accordance with the securities purchase agreement between us and Treasury (a “Treasury Transferee”).  The Series A Preferred Stock, Series A Depositary Shares, Treasury Warrant and Treasury Warrant Shares are collectively referred to below as the “TARP Securities.”

The selling securityholders may include (i) with respect to the TARP Securities, Treasury and any Treasury Transferee holding TARP Securities and (ii) with respect to any other securities covered by this prospectus, such other persons as we may identify in the future as selling securityholders in the applicable prospectus supplement.  Treasury is required to notify us in writing of any transfer of its registration rights within ten days after the transfer, including the name and address of the Treasury Transferee(s) and the number and type of securities with respect to which the registration rights have been assigned.  As of the date of this prospectus, Treasury has not notified us of any such transfer.  We therefore believe that Treasury currently holds record and beneficial ownership of 100% of the outstanding shares of Series A Preferred Stock and the entire amount of the Treasury Warrant (none of which has been exercised).

Accordingly, the securities to be offered under this prospectus for the account of Treasury and any Treasury Transferees as selling securityholders are:

•
196,000 shares of Series A Preferred Stock, representing 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus, or, in the event Treasury requests that we deposit the shares of Series A Preferred Stock with a depositary in accordance with the securities purchase agreement between us and Treasury, Series A Depositary Shares evidencing fractional share interests in such shares of Series A Preferred Stock;

•
the Treasury Warrant, constituting a ten-year warrant, initially to purchase 1,012,048 shares of our common stock but subsequently reduced to 506,024 shares, at an exercise price of $29.05 per share, subject to further adjustment as described under “Description of Treasury Warrant”; and

•	the shares of our common stock issuable upon exercise of the Treasury Warrant.

For purposes of this prospectus, we have assumed that, after completion of a resale offering of TARP Securities covered by this prospectus, none of the TARP Securities will be held by Treasury or any Treasury Transferee.

We do not know when or in what amounts the selling securityholders may offer the securities covered by this prospectus for sale.  The selling securityholders might not sell any of the securities covered by this prospectus. Because, to our knowledge, no sale of any of the securities covered by this prospectus is currently subject to any agreements, arrangements or understandings with a selling securityholder, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of any resale offering utilizing this prospectus.

The only potential selling securityholder whose identity we are currently aware of is Treasury.  Other than with respect to Treasury’s acquisition of the Series A Preferred Stock and the Treasury Warrant from us, Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus and the applicable prospectus supplement:

•	to the public through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers or to a single purchaser.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The applicable prospectus supplement will describe the method of distribution of the securities and any applicable restrictions, as well as the terms of the offering, including the following:

•	the name of the agent or the name or names of any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and the applicable prospectus supplement may be entitled to indemnification from us against some types of liabilities, including liabilities under the Securities Act of 1933, or to contribution from us with respect to payments which they may be required to make with respect to such liabilities, as well as reimbursement for some types of expenses.  Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and the applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Pursuant to a requirement by the Financial Industry Regulatory Authority (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us from the sale of any securities registered pursuant to SEC Rule 415.

We may use this prospectus to solicit offers to purchase securities directly. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiary will solicit or receive a commission in connection with these direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

We may also enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement, including short sale transactions.  In that event, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

In connection with an offering of securities, underwriters may purchase and sell the securities covered by this prospectus in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain, or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; these activities, if commenced, may be discontinued without notice at any time.

The securities covered by this prospectus may also be sold from time to time by our securityholders. The selling securityholders and their successors, including their transferees, may sell their securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders or the purchasers of the securities. In the case of sales by selling securityholders, we will not receive any of the proceeds from the sale by them of the securities. Unless otherwise described in an applicable prospectus supplement, the description herein of sales by us regarding underwriters, dealers and agents will apply similarly to sales by selling securityholders through underwriters, dealers and agents. We will name the underwriters, dealers or agents acting for the selling securityholders in a prospectus supplement and provide the principal terms of the agreement between the selling securityholders and the underwriters, dealers or agents.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold by selling securityholders under Rule 144 rather than pursuant to this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities may be sold in those jurisdictions only through registered or licensed brokers or dealers. In offering the securities covered by this prospectus, the selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of those securities may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts or commissions under the Securities Act of 1933. Any selling securityholder who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling securityholders will be obligated to comply with the provisions of the Securities Exchange Act of 1934 and its rules relating to stock manipulation, particularly Regulation M.

Pursuant to the securities purchase agreement between us and Treasury, we will pay substantially all expenses of the registration of the TARP Securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder with respect to such securities will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders with respect to the TARP Securities against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the securities purchase agreement between us and Treasury, or such selling securityholders will be entitled to contribution.  We may enter into similar indemnification arrangements with selling securityholders with respect to securities other than the TARP Securities.  We have agreed under the securities purchase agreement between us and Treasury to cause such of our directors and senior executive officers to execute customary lock-up agreements in such form and for such time period up to 90 days as may be requested by a managing underwriter with respect to an underwritten offering of TARP Securities covered by this prospectus.  We may enter into similar lock-up arrangements with respect to securities other than the TARP Securities, whether in connection with an offering by us or by selling securityholders.

We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless requested by Treasury.  No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by our counsel, Silver, Freedman & Taff, L.L.P., Washington, D.C.   Any underwriters will be represented by their own legal counsel.

EXPERTS

Our consolidated financial statements as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of McGladrey & Pullen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred by MB Financial, Inc. in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

Filing Fee — Securities and Exchange Commission	(1)
Accounting fees and expenses	(2)
Legal fees and expenses	(2)
Depositaries fees and expenses	(2)
Printing and engraving expenses	(2)
Blue Sky fees and expenses	(2)
Listing fees and expenses	(2)
Miscellaneous expenses	(2)

Total expenses	(2)
___________________________

(1)
The registrant is registering an indeterminate amount of securities under this Registration Statement and in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of any registration fee until the time the securities are sold under this Registration Statement pursuant to a prospectus supplement, except for filing fees aggregating $1,940 that have already been paid with respect to an aggregate of 1,667,696 shares of the registrant’s common stock covered by prospectus supplement dated November 10, 2010 to the prospectus dated December 19, 2008 included in Registration Statement No. 333-156332 filed on December 19, 2008, which shares remain unsold.  Pursuant to Rule 415(a)(6), the filing fee previously paid in connection with such unsold shares will continue to be applied to such unsold shares, which are being carried forward to this registration statement.

(2)	The aggregate amount of these expenses will be reflected in the applicable prospectus supplement.

Item 15.    Indemnification of Directors and Officers.

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for monetary damages except:  (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent a final judgment or adjudication against the director or officer is based on a determination that the director’s or officer’s act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against the director or officer.  The Company’s charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or an officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or with active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reason to believe that his or her conduct was unlawful.  The Maryland General Corporation Law provides that where a director or an officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation.  The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received.  A director or an officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.  Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The registrant's charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.

Under a directors’ and officers’ liability insurance policy, directors and officers of the registrant are insured against certain liabilities.

Item 16.    Exhibits.

LIST OF EXHIBITS

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement. **
3.1
Charter of the registrant, as amended (filed as Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 000-24566-01) and incorporated herein by reference).

3.2
Articles supplementary to the registrant’s charter containing the terms of the registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”)(filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on December 8, 2008 (File No. 000-24566-01) and incorporated herein by reference).

3.3	Bylaws of the registrant, as amended (filed as Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed on June 16, 2011 (File No. 000-24566-01) and incorporated herein by reference).
4.1
Warrant dated December 5, 2008 issued by the registrant to the United States Department of the Treasury (the “Treasury Warrant”) (filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on December 8, 2008 (File No. 000-24566-01) and incorporated herein by reference).

4.2
Letter Agreement (including Securities Purchase Agreement Standard Terms attached as Exhibit A) dated December 5, 2008 between the registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on December 8, 2008 (File No. 000-24566-01) and incorporated herein by reference).

4.3	Form of Senior Indenture. *
4.4	Form of Subordinated Indenture. *
4.5	Form of Senior Debt Securities. **
4.6	Form of Subordinated Debt Securities. **
4.7	Form of articles supplementary for Preferred Stock, other than Series A Preferred Stock. **
4.8	Form of Deposit Agreement for Depositary Shares. *
4.9	Form of Purchase Contract. **
4.10	Form of Warrant Agreement, including form of Warrant Certificate (for warrants other than the Treasury Warrant).*
4.11	Form of Unit Agreement. **
5.1	Opinion of Silver, Freedman & Taff, L.L.P. *
12.1	Computation of the Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirement. *
23.1	Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5.1). *
23.2	Consent of McGladrey & Pullen LLP. *
24.1	Power of Attorney (included on the signature page of this Registration Statement). *
25.1	Form T-1 Statement of Eligibility of Trustee under the Senior Indenture. ***
25.2	Form T-1 Statement of Eligibility of Trustee under the Subordinated Indenture. ***

____________________________
*	Filed herewith.

**	To be filed by post-effective amendment or under a Current Report on Form 8-K and incorporated by reference herein.

***	To be incorporated by reference to a filing made in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

Item 17.    Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of any subscription period, to set forth the results of any subscription offer, any transactions by any underwriters during such subscription period, the amount of unsubscribed securities to be purchased by such underwriters, and the terms of any subsequent reoffering thereof. If any public offering by such underwriters is to be made on terms differing from those set forth on the cover page of the applicable prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)           The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(e)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 2nd day of November, 2011.

MB FINANCIAL, INC.

By:	/s/ Mitchell Feiger
Name:	Mitchell Feiger
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Feiger and Jill E. York and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign this Registration Statement on Form S-3 and any and all amendments thereof (including post-effective amendments), and to file the same, with the exhibits thereto, and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mitchell Feiger
Mitchell Feiger	President, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2011

/s/ Jill E. York
Jill E. York	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 2, 2011

/s/ David P. Bolger
David P. Bolger	Director	November 2, 2011

/s/ Robert S. Engelman, Jr.
Robert S. Engelman, Jr.	Director	November 2, 2011

/s/ Charles Gries
Charles Gries	Director	November 2, 2011

/s/ James N. Hallene
James N. Hallene	Director	November 2, 2011

/s/ Thomas H. Harvey
Thomas H. Harvey	Director	November 2, 2011

/s/ Richard J. Holmstrom
Richard J. Holmstrom	Director	November 2, 2011

/s/ Karen J. May
Karen J. May	Director	November 2, 2011

/s/ Ronald D. Santo
Ronald D. Santo	Director	November 2, 2011

/s/ Renee Togher
Renee Togher	Director	November 2, 2011

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement. **
3.1
Charter of the registrant, as amended (filed as Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 000-24566-01) and incorporated herein by reference).

3.2
Articles supplementary to the registrant’s charter containing the terms of the registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”)(filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on December 8, 2008 (File No. 000-24566-01) and incorporated herein by reference).

3.3	Bylaws of the registrant, as amended (filed as Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed on June 16, 2011 (File No. 000-24566-01) and incorporated herein by reference).
4.1
Warrant dated December 5, 2008 issued by the registrant to the United States Department of the Treasury (the “Treasury Warrant”) (filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on December 8, 2008 (File No. 000-24566-01) and incorporated herein by reference).

4.2
Letter Agreement (including Securities Purchase Agreement Standard Terms attached as Exhibit A) dated December 5, 2008 between the registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on December 8, 2008 (File No. 000-24566-01) and incorporated herein by reference).

4.3	Form of Senior Indenture. *
4.4	Form of Subordinated Indenture. *
4.5	Form of Senior Debt Securities. **
4.6	Form of Subordinated Debt Securities. **
4.7	Form of articles supplementary for Preferred Stock, other than Series A Preferred Stock. **
4.8	Form of Deposit Agreement for Depositary Shares. *
4.9	Form of Purchase Contract. **
4.10	Form of Warrant Agreement, including form of Warrant Certificate (for warrants other than the Treasury Warrant).*
4.11	Form of Unit Agreement. **
5.1	Opinion of Silver, Freedman & Taff, L.L.P. *
12.1	Computation of the Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirement. *
23.1	Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5.1). *
23.2	Consent of McGladrey & Pullen LLP. *
24.1	Power of Attorney (included on the signature page of this Registration Statement). *
25.1	Form T-1 Statement of Eligibility of Trustee under the Senior Indenture. ***
25.2	Form T-1 Statement of Eligibility of Trustee under the Subordinated Indenture. ***

____________________________
*	Filed herewith.

**	To be filed by post-effective amendment or under a Current Report on Form 8-K and incorporated by reference herein.

***	To be incorporated by reference to a filing made in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.